Exhibit 99.1

AV Homes, Inc. Announces First Quarter Results

Kissimmee, FL (May 10, 2012) – AV Homes, Inc. (Nasdaq: AVHI) a developer and builder of active adult and conventional home communities in Arizona and Florida, today announced results for its first quarter ended March 31, 2012.

The Company reported a net loss of $8.5 million, or 68 cents per diluted share, on revenues of $26.7 million for the three months ended March 31, 2012, compared to a net loss of $10.1 million, or 81 cents per diluted share, on revenues of $12.2 million for the three months ended March 31, 2011.

During the first quarter the company closed on 63 homes, a 91% increase from the 33 homes closed during the first three months of 2011.  The dollar volume of these closings increased 93% to $14.7 million, compared to a dollar volume of $7.6 million during the same period in 2011.

The number of housing contracts signed, net of cancellations, during the three months ended March 31, 2012 increased 108% to 106 units, compared to 51 units during the same period in 2011.  The dollar value of the contracts signed during the first quarter increased 91% to $23.2 million, compared to $12.1 million during the same period one year ago.  The backlog of homes under contract but not yet closed at March 31, 2012 increased to 141 units representing a dollar volume of $30.1 million, compared to 61 units with a dollar volume of $15.9 million at March 31, 2011.

Overall, the average sales price of new contracts fell from $238,000 in the first quarter of 2011 to $219,000 during the first quarter of 2012, due primarily to the sale of more lower priced homes in its primary homebuilding business.  The average sales price of new contracts in the active adult portion of the company’s business rose during the first quarter, increasing from $222,000 in the first quarter of 2011 to $251,000 in the first quarter of 2012.  The overall average unit price per closing rose from $230,000 in the first quarter of 2011 to $233,000 in the first quarter of 2012.

During the first quarter the company reported $9.1 million in revenue from the sale of commercial, industrial and other lands which generated $3.1 million in net income to the company.  There were no commercial, industrial or other land sales during the first quarter of 2011.

Chief Executive Officer Allen J. Anderson said he was encouraged by the company’s results during the first quarter.  “We made significant progress in a number of areas during the first three months of the year and we are particularly encouraged by the improved level of sales which reflects a higher level of confidence among our customers.  Our products serving people of all ages have been performing very well, but we are still seeing some hesitancy among our active adult buyers, who tend to be more conservative in their decision-making,” he added.

The company is continuing to execute the early stages of its new strategic plan, having successfully introduced the AV Homes name and its Vitalia and Joseph Carl Homes brands during the first quarter.  The company has also made significant progress in identifying new assets that are aligned with its plan to expand its active adult operations and products offerings into new regions of the country.

“While we continue to be focused on re-establishing our profitability, we have also outlined a clear direction for the growth of AV Homes and we are continuing to make important progress in both these areas.  We continue to streamline our operations to achieve improved efficiency, while reducing our on-going costs.  As the housing industry recovers, we expect to see this improvement reflected in our operations as well,” Anderson said.

The Company will hold a conference call and webcast on Friday, May 11, 2012 to discuss its first quarter.  The conference call will begin at 2:30 p.m. EDT. The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on May 11, 2012 at 5:00 p.m. EDT and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 78371490. The replay will be available until May 18, 2012. In order to access the live webcast, please go to the Investors section of AV Homes’ website at http://www.avhomesinc.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida and Arizona. Its principal operations are conducted at its active adult communities of Solivita near Orlando, Florida and CantaMia near Phoenix, Arizona.  The company also builds communities for people of all ages in the Orlando and Phoenix areas under its Joseph Carl Homes brand.  AV Homes’ common shares trade on NASDAQ under the symbol AVHI.

This news release, the conference call and the webcast contain "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call and the webcast. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, the conference call and the webcast, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Contact:

Media Contact: Ken Plonski
863-427-7126
k.plonski@avhomesinc.com